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                                                                      Exhibit 5


                                January 2, 1997

Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA 15222

Ladies and Gentlemen:

     This opinion is being submitted in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, a amended, of the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to Westinghouse Electric Corporation's (the "Company") Registration Statement on Form S-4, Registration No. 333-13219. The Post-Effective Amendment No. 1 relates to 21,510,674 shares of the Common Stock, par value $1.00 per share (the "Common Stock") of Westinghouse Electric Corporation (the "Company") issuable upon the exercise of stock options and warrants granted under The Amended and Restated Infinity Broadcasting Corporation Stock Option Plan, The WCK Acquisition Corp. Stock Option Plan and the Infinity Broadcasting Corporation Warrant Certificate No. 3 to Mel Karmazin (collectively, the "Plans") which have been assumed by the Company in connection with the merger involving the Company and Infinity Broadcasting Corporation ("Infinity"), pursuant to the terms of an Agreement and Plan of Merger, dated as of June 20, 1996 (as amended, the "Merger Agreement").

     I have reviewed the Restated Articles and the By-laws, both as amended, of the Company, a Pennsylvania corporation and such other documents as I have deemed necessary as a basis for the options hereinafter expressed. I am of the opinion that the Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Pennsylvania.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options and warrants issued under the Plans, as assumed by the Company pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.


                                            Very truly yours,

                                            /s/ LOUIS J. BRISKMAN

                                            Louis J. Briskman
                                            Senior Vice President
                                            and General Counsel